Exhibit 99.1

Press Release #201820	FOR IMMEDIATE RELEASE	September 21, 2018

Enertopia Provides Corporate Update

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the final tranche of CAD $66,750 from a Private Placement. Enertopia will be issuing 2,225,000 common shares at CAD$0.03 and 2,225,000 whole warrants that expire on September 21, 2021, with an exercise price of USD $0.05 during the three-year period.

The Company also reports the CEO purchased 200,000 units of the above private placement.

A cash finder’s fee for CAD $6,075 and 202,500 full broker warrants was paid to third parties. All full broker warrants expire on September 21, 2021 with the same exercise terms as noted above.

Project and Lithium Sector Update:

The Companies NOI (Notice of Intent) to drill is expected to be submitted shortly to the BLM. The focus of the drill program is multi-faceted. Firstly, four diamond drill holes to estimated depths of 250 to 300 feet each will be proposed. These four holes will allow for a project wide indicated resource. A fifth diamond drill hole drilled to an estimated depth of 300 feet will be used for metallurgical and pH solution testing. The information gained from the drilling program will then be incorporated into our first NI 43-101 Resource report.

Secondly, the Company will undertake systematic and through solution testing of the drilled lithium enriched horizons. This will enable the Company to map the subsurface horizons as per oxide and reduced horizons and further differentiate the grade of Lithium in solution that can be potentially recovered in a low CAPEX and low-cost extraction methods. Company continues to move forward with respect to recovering lithium from its synthetic brine solutions.

On September 6th Cypress Development announced their PEA (Preliminary Economic Assessment) from their adjacent property to our Clayton Valley Project. The PEA shows that the Claystone enriched horizons adjacent to our project look to be a viable economic target while at the same time offering a CAPEX that is significantly below that of similar scale hard rock spodumene Lithium resources.

On September 12th Standard Lithium announced that they have successfully processed Lithium from their Arkansas Smackover Lithium project. Two key takeaways were using only a pH adjustment to the Lithium enriched O&G waste water and then using off the shelf Ion exchange resins for the recovery and concentration of Lithium.

The Company believes that these two events show the company has the right Lithium project and is on track to potentially achieve the goal of being a low capex producer of battery grade lithium materials.

We look forward to providing detailed updates as testing and drilling results are received over the coming months.” Stated President and CEO Robert McAllister

All issued shares will be subject to a hold period, for any resale into the United States under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for continued Lithium Brine division development, project development and general working capital. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the bench testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The proposed drill program is dependent on BLM approval and rig availability. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.